Exhibit 4.14

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit.***

Supplemental Agreement II to the Power of Attorney Agreement Concerning Shareholder Rights

Party A: Yunxuetang Information Technology (Jiangsu) Co., Ltd.

Registered address: [Redacted]

Legal representative: Lu Xiaoyan

Party B: Lu Xiaoyan

ID Card No.: [Redacted]

Party C: Xuanxing Intelligence Technology Co., Ltd. (formerly known as “Jiangsu Yunxuetang Network Technology Co., Ltd.”)

Registered address: [Redacted]

Legal representative: Lu Xiaoyan

Whereas:

1.	Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the PRC.
2.	Party C is a limited liability company incorporated and existing under the laws of the PRC.
3.	Party B is one of the shareholders of Party C. Prior to the signing of this Agreement, the shareholders of Party C and the amount of their capital contributions are shown in the table below.

Shareholder	Registered capital contribution (RMB)
Lu Xiaoyan	41,599,764
Suzhou New Zhiyun Enterprise Management Consulting Center (limited partnership) (苏州新智云企业管理咨询中心（有限合伙）)	6,120,849
Ding Jie	2,588,813

Suzhou Dazhi Qihong Enterprise Management Consulting Center (limited partnership) (苏州大致启宏企业管理咨询中心（有限合伙）)	3,636,736
Beijing Everest Venture Capital Management Co., Ltd.	622,299
Chen Hongbo	805,657
Xu Naihan	805,657
Shanghai Zendai Himalaya Technology Co., Ltd.	2,592,913
Shen Jinhua	1,728,608
Gao Qi	1,728,608
Total	62,229,904

4.

All the shareholders of Party C and Party A and Party C entered into the Power of Attorney Agreement Concerning Shareholder Rights (the “Original Agreement”) on June 1, 2020. Party B, as one of the shareholders of Party C, also signed the Original Agreement in respect of the registered capital contribution of RMB28,452,538 held by it.

5.

During the end of 2023 to the early of 2024, Beijing Everest Venture Capital Management Co., Ltd. (“Beijing Everest”), a shareholder of Party C, transferred its registered capital contribution of RMB11,646,220 to Party B (the “Beijing Everest Equity Transfer”), and shareholder Wu Bin transferred his registered capital contribution of RMB1,501,006 to Party B (the “Wu Bin Equity Transfer”, and together with the Beijing Everest Equity Transfer, the “2024 Equity Transfer”). Following the 2024 Equity Transfer, Wu Bin no longer holds any Equity in Party C, Beijing Everest Venture Capital Management Co., Ltd. continues to hold the registered capital contribution of RMB622,299, and Party B holds an additional registered capital contribution of RMB13,147,226 (the “2024 Newly-transferred Equity”).

6.

In respect of the 2024 Newly-transferred Equity, Party A, Party B and Party C entered into a Supplemental Agreement to the Power of Attorney Agreement Concerning Shareholder Rights, which stipulated that Party B, as the authorizing party, joins the Original Agreement and accepts all the terms and conditions thereof, including but not limited to irrevocably entrusting and authorizing Party A or the person designated by Party A to exercise all and any of the shareholders’ rights conferred on Party B (the authorizing party) by the laws of the PRC and the Articles of Association of Party C as a shareholder of the 2024 Newly-transferred Equity to the fullest extent permitted by law.

7.

In April 2026, Beijing Everest transferred its registered capital contribution of RMB622,299 to Party B (the “2026 Beijing Everest Equity Transfer”). Upon completion of the 2026 Beijing Everest Equity Transfer, Beijing Everest no longer holds any equity in Party C, and Party B increased its registered capital contribution by RMB622,299 through the 2026 Beijing Everest Equity Transfer (the “2026 Newly-transferred Equity”).

Now Party A, Party B and Party C reached a consensus through consultation and made and entered into the Supplemental Agreement II to the Power of Attorney Agreement Concerning Shareholder Rights in Suzhou, the People’s Republic of China on April 10, 2026:

I. In respect of the 2026 Newly-transferred Equity, Party B voluntarily joins the Original Agreement as the Authorizing Party and accepts all the terms and conditions of the Original Agreement, including but not limited to irrevocably entrusting and authorizing Party A or the person designated by Party A to exercise all and any of the shareholders’ rights conferred on Party B (the Authorizing Party) by the laws of the PRC and the Articles of Association of Party C as a shareholder of the 2026 Newly-transferred Equity to the fullest extent permitted by the law.

II. This Supplementary Agreement II shall be an integral part of the Original Agreement. Following the execution of this Supplemental Agreement II, the Original Agreement shall, unless otherwise agreed in this Supplemental Agreement II, remain in full effect. In the event of any discrepancy between this Supplemental Agreement II and the Original Agreement, this Supplemental Agreement II shall prevail. For any matter not specified in this Supplemental Agreement II(including, but not limited to, the application of law, dispute resolution, etc.) shall be subject to the stipulation of the Original Agreement.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Supplemental Agreement II on the date first set forth above for observation.

Party A: Yunxuetang Information Technology (Jiangsu) Co., Ltd.

Signature of Authorized Representative:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Chairman

Party B: Lu Xiaoyan

Signature:	/s/ Lu Xiaoyan

Party C: Xuanxing Intelligence Technology Co., Ltd. (formerly known as “Jiangsu Yunxuetang Network Technology Co., Ltd.”)

Signature of Authorized Representative:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Chairman